News Release

Investor Contact:

Niels Christensen, 215-986-6651
Niels.Christensen@unisys.com


Media Contact:
Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com



UNISYS ANNOUNCES THIRD-QUARTER 2010 FINANCIAL RESULTS; COMPANY REPORTS ANOTHER PROFITABLE QUARTER, LED BY SERVICES, AND SIGNIFICANTLY IMPROVED CASH FLOW

Vs. 3Q09
* Revenue declines 13 percent on lower technology and project-based services revenue
* IT outsourcing revenue grows slightly
* Technology revenue declines 31 percent; technology revenue up year to date
* Services operating profit margin of 8 percent as company benefits from continued reshaping of business
* Operating expenses (SG&A + R&D expenses) decline 13 percent
* Net income of $28.3 million, down 54 percent on lower technology sales
* Cash flow from operations improves to $127 million, up 35 percent, despite lower technology revenue
* Company generates $81 million of free cash flow, up 78 percent

BLUE BELL, Pa., October 26, 2010 - Unisys Corporation (NYSE: UIS) today reported third-quarter 2010 net income of $28.3 million, or 65 cents per diluted share, compared with net income of $61.1 million, or $1.48 per diluted share, in the year-ago quarter. Third-quarter 2010 net income from continuing operations was $21.8 million, or 50 cents per diluted share, compared with $52.4 million, or $1.27 per diluted share, in the year-ago period. Operating results of the company's divested UK-based Unisys Insurance Services Limited
(UISL) business and health information management business are being reported as discontinued operations.

Revenue in the third quarter of 2010 declined 13 percent (2 percentage points was attributable to divested businesses) to $961 million compared with $1.11 billion in the year-ago quarter. Foreign currency fluctuations had a one percentage-point negative impact on revenue in the quarter. U.S. revenue declined 15 percent to $438 million while revenue from international markets declined 12 percent (10 percent in constant currency) to $523 million.

"We made further progress on many fronts in the quarter as we continue to reshape the Unisys business model," said Unisys Chairman and CEO Ed Coleman. "We achieved a services operating profit margin of 8 percent - an important milestone that put us in our targeted 8 to 10 percent margin range. We also grew revenue slightly in our IT outsourcing business. Operating expenses and cash flow improved significantly, reflecting improved efficiencies across the business.

"After three straight quarters of strong growth, sales of our ClearPath servers declined, impacting our net income comparisons against a strong third quarter a year ago. To drive profitable growth, we continue to enhance our portfolio with innovative solutions, including new enterprise virtualization capabilities announced last week for our ClearPath server family. Our more competitive portfolio positions us to capitalize on emerging growth markets in our areas of strength."

OVERALL MARGINS
Unisys reported a third-quarter gross profit margin of 24.7 percent, down from
26.9 percent a year ago, driven by lower sales of ClearPath enterprise servers in the quarter. Operating expenses (selling, general and administrative expenses plus research and development) declined 13 percent in the quarter compared to the year-ago quarter. Despite the expense reduction, third-quarter operating profit margin declined to 7.9 percent, down from 10.1 percent a year ago, reflecting the lower ClearPath sales in the current quarter.

THIRD-QUARTER BUSINESS SEGMENT RESULTS
Customer revenue in the company's services segment declined 10 percent (2 percentage points was attributable to divested businesses) compared with the year-ago quarter. Reflecting improved cost efficiencies in services delivery, services gross profit margin increased to 20.6 percent compared with 19.9 percent a year ago, while services operating margin increased to 8.0 percent compared with 7.5 percent a year ago.

Services backlog at September 30, 2010 was $5.8 billion, flat from September 30, 2009 and up from $5.5 billion of services backlog at June 30, 2010. The increase from June 30, 2010 is primarily attributable to currency exchange rate movements. Services orders showed double-digit declines from year-ago levels, which included a significant business process outsourcing contract renewal.

Customer revenue in the company's technology segment declined 31 percent from the third quarter of 2009, driven by lower sales of ClearPath servers. Reflecting the lower volume of ClearPath sales, the company reported a technology gross profit margin of 47.6 percent and an operating profit margin of 7.9 percent in the quarter, down from a gross profit margin of 55.2 percent and operating margin of 21.2 percent in the year-ago quarter. Unisys recently introduced more powerful models to its ClearPath server family as well as new secure partitioning (sPar) virtualization technology that enables ClearPath users to improve the efficiency of their data center environments.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS
Unisys generated $127 million of cash from operations in the third quarter of 2010 compared with $94 million of cash from operations in the third quarter of 2009. Capital expenditures in the third quarter of 2010 were $46 million compared with $48 million in the year-ago quarter. The company generated $81 million of free cash flow (cash from operations less capital expenditures) in the third quarter of 2010 compared with free cash flow of $46 million in the third quarter of 2009.

At September 30, 2010, Unisys reported $689 million of cash on hand, up from $497 million at June 30, 2010.

During the quarter the company completed the sale of its U.K.-based Unisys Insurance Services Limited (UISL). Terms of the transaction were not disclosed.

CONFERENCE CALL
Unisys will hold a conference call today at 8:15 a.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.


CONSTANT CURRENCY

The company refers to revenue growth rates at constant currency or adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates to facilitate comparisons of the company's business performance from one period to another. Constant currency for revenue is calculated by retranslating current and prior period results at a consistent rate. This approach is based on the pricing currency for each country which is typically the functional currency. Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates or adjusting for currency will be higher or lower than growth reported at actual exchange rates.

ABOUT UNISYS
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With approximately 23,000 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.

FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include the adverse effects of global economic conditions; the company's significant pension obligations and potential requirements to make significant cash contributions to its defined benefit pension plans; the success of the company's program to reduce costs, focus its global resources and simplify its business structure; the potential adverse effects of aggressive competition in the information services and technology marketplace; the company's ability to effectively anticipate and respond to volatility and rapid technological change in its industry; the company's ability to retain significant clients; the company's ability to take on, successfully implement and grow outsourcing operations; the company's ability to drive profitable growth in consulting and systems integration; market demand for the company's high-end enterprise servers and maintenance on those servers; the risk that the company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may subject it to audits, criminal penalties, sanctions and other expenses and fines; the risk that the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the company has commercial relationships; the risks of doing business internationally when more than half of the company's revenue is derived from international operations; the company's ability to access capital and credit markets to address its liquidity needs; the business and financial risk in implementing future dispositions or acquisitions; the potential for infringement claims to be asserted against the company or its clients; the possibility that pending litigation could affect the company's results of operations or cash flow; and the company's consideration of all available information following the end of the quarter and before the filing of the Form 10-Q and the possible impact of this subsequent event information on its financial statements for the reporting period. Additional discussion of factors that could affect the company's future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.

####

RELEASE NO.: 1026/8998

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                            (Unaudited)
                 (Millions, except per share data)

                             Three Months          Nine Months
                          Ended September 30   Ended September 30
                          ------------------   ------------------
                            2010      2009 *     2010      2009 *
                          --------  --------   --------  --------
Revenue
  Services                  $855.2    $952.8   $2,597.7  $2,858.7
  Technology                 105.4     153.6      377.3     368.4
                          --------  --------   --------  --------
                             960.6   1,106.4    2,975.0   3,227.1
Costs and expenses
  Cost of revenue:
    Services                 675.9     747.9    2,070.5   2,267.2
    Technology                47.3      60.7      143.9     187.0
                          --------  --------   --------  --------
                             723.2     808.6    2,214.4   2,454.2
Selling, general and
  administrative             142.4     161.9      458.7     500.2
Research and development      18.9      24.3       60.8      76.8
                          --------  --------   --------  --------
                             884.5     994.8    2,733.9   3,031.2
                          --------  --------   --------  --------
Operating profit              76.1     111.6      241.1     195.9

Interest expense              25.0      25.4       76.8      68.4
Other income (expense), net   (0.2)     (3.4)     (44.6)     (7.3)
                          --------  --------   --------  --------
Income  from continuing operations
  before income taxes         50.9      82.8      119.7     120.2
Provision for income taxes    28.2      28.4       52.7      54.9
                          --------  --------   --------  --------
Consolidated net income from
  continuing operations       22.7      54.4       67.0      65.3
Net income attributable to
  noncontrolling interests    (0.9)     (2.0)      (3.3)     (6.8)
                          --------  --------   --------  --------
Net income from continuing
  operations attributable
  to Unisys Corporation       21.8      52.4       63.7      58.5
Income from discontinued operations,
  net of taxes                 6.5       8.7       73.2      16.3
                          --------  --------   --------  --------
Net income attributable to
  Unisys Corporation         $28.3     $61.1     $136.9     $74.8
                          ========  ========   ========  ========
Earnings per share attributable
  to Unisys Corporation
Basic
  Continuing operations    $   .51   $  1.30    $  1.50   $  1.53
  Discontinued operations      .15       .21       1.72       .43
                          --------  --------   --------  --------
      Total                $   .66   $  1.51    $  3.22   $  1.96
                          ========  ========   ========  ========
Diluted
  Continuing operations    $   .50   $  1.27    $  1.47   $  1.51
  Discontinued operations      .15       .21       1.69       .42
                          --------  --------   --------  --------
      Total                $   .65   $  1.48    $  3.16   $  1.93
                          ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                     42,620    40,569     42,536    38,215
                          ========  ========   ========  ========
  Diluted                   43,292    41,403     43,335    38,666
                          ========  ========   ========  ========
  * Reclassified for discontinued operations

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                            (Unaudited)
                             (Millions)

                                 Elimi-
                       Total     nations    Services  Technology
                      --------   --------   --------  ----------
Three Months Ended
September 30, 2010
------------------
Customer revenue        $960.6                $855.2      $105.4
Intersegment                       ($25.6)       1.2        24.4
                      --------   --------   --------    --------
Total revenue           $960.6     ($25.6)    $856.4      $129.8
                      ========   ========   ========    ========

Gross profit percent     24.7%                 20.6%       47.6%
                      ========              ========    ========
Operating profit
  percent                 7.9%                  8.0%        7.9%
                      ========              ========    ========
Three Months Ended
September 30, 2009 *
------------------
Customer revenue      $1,106.4                $952.8      $153.6
Intersegment                       ($33.3)       1.8        31.5
                      --------   --------   --------    --------
Total revenue         $1,106.4     ($33.3)    $954.6      $185.1
                      ========   ========   ========    ========

Gross profit percent     26.9%                 19.9%       55.2%
                      ========              ========    ========
Operating profit
  percent                10.1%                  7.5%       21.2%
                      ========              ========    ========

Nine Months Ended
September 30, 2010
------------------
Customer revenue      $2,975.0              $2,597.7      $377.3
Intersegment                       ($84.9)       3.6        81.3
                      --------   --------   --------    --------
Total revenue         $2,975.0     ($84.9)  $2,601.3      $458.6
                      ========   ========   ========    ========

Gross profit percent     25.6%                 19.5%       54.5%
                      ========              ========    ========
Operating profit
  percent                 8.1%                  6.3%       17.4%
                      ========              ========    ========
Nine Months Ended
September 30, 2009 *
------------------
Customer revenue      $3,227.1              $2,858.7      $368.4
Intersegment                      ($118.5)       5.1       113.4
                      --------   --------   --------    --------
Total revenue         $3,227.1    ($118.5)  $2,863.8      $481.8
                      ========   ========   ========    ========

Gross profit percent     24.0%                 19.2%       43.8%
                      ========              ========    ========
Operating profit
  percent                 6.1%                  5.8%        2.8%
                      ========              ========    ========

  * Reclassified for discontinued operations

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Unaudited)
                            (Millions)

                                        September 30, December 31,
                                           2010         2009 *
                                        ----------   ----------
Assets
Current assets
Cash and cash equivalents                   $688.7       $647.6
Accounts and notes receivable, net           781.9        767.4
Inventories
   Parts and finished equipment               61.4         57.5
   Work in process and materials              41.5         43.0
Deferred income taxes                         26.0         19.9
Prepaid expense and other
 current assets                              129.3        139.2
Assets of discontinued operations                -         98.8
                                        ----------   ----------
Total                                      1,728.8      1,773.4
                                        ----------   ----------
Properties                                 1,382.5      1,365.8
Less accumulated depreciation
  and amortization                         1,158.7      1,140.1
                                        ----------   ----------
Properties, net                              223.8        225.7
                                        ----------   ----------
Outsourcing assets, net                      180.6        213.7
Marketable software, net                     146.3        151.5
Deferred income taxes                        179.4        180.6
Goodwill                                     196.7        198.5
Other long-term assets                       184.5        213.5
                                        ----------   ----------
Total                                     $2,840.1     $2,956.9
                                        ==========   ==========
Liabilities and stockholders' deficit
Current liabilities
Current maturities of long-term debt          $0.8        $65.8
Accounts payable                             269.6        292.2
Deferred revenue                             474.1        439.1
Other accrued liabilities                    512.2        566.0
Liabilities of discontinued operations           -         87.1
                                        ----------   ----------
Total                                      1,256.7      1,450.2
                                        ----------   ----------
Long-term debt                               836.7        845.9
Long-term postretirement liabilities       1,498.2      1,640.6
Long-term deferred revenue                   143.5        149.2
Other long-term liabilities                  139.2        142.7
Commitments and contingencies
Total stockholders' deficit               (1,034.2)    (1,271.7)
                                        ----------   ----------
Total                                     $2,840.1     $2,956.9
                                        ==========   ==========
 * Reclassified for discontinued operations

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Unaudited)
                            (Millions)

                                             Nine Months Ended
                                               September 30
                                           --------------------
                                             2010        2009
                                           --------    --------
Cash flows from operating activities
Consolidated net income from
 continuing operations                        $67.0       $65.3
Income from discontinued operations,
 net of taxes                                  73.2        16.3
Add (deduct) items to reconcile
 consolidated net income to net cash
 provided by operating activities:
Foreign currency transaction loss              19.9           -
Employee stock compensation                     7.3        (0.3)
Depreciation and amortization
 of properties                                 58.1        71.7
Depreciation and amortization of
 outsourcing assets                            85.4       113.9
Amortization of marketable software            46.5        70.3
Disposals of capital assets                     8.2         5.7
(Gain) loss on sale of businesses
 and assets                                   (65.7)        4.7
Loss on extinguishment of debt                  1.4           -
(Increase) decrease in deferred income
 taxes, net                                   (11.8)       16.7
(Increase) decrease in receivables, net       (23.2)       96.4
(Increase) decrease in inventories             (2.0)       15.4
Decrease in accounts payable
 and other accrued liabilities                (37.6)     (248.8)
(Decrease) increase in other liabilities      (35.1)        6.0
Increase in other assets                      (41.7)      (52.0)
Other                                           0.1         0.5
                                            -------     -------
Net cash provided by operating activities     150.0       181.8
                                            -------     -------
Cash flows from investing activities
 Proceeds from investments                    317.5       296.8
 Purchases of investments                    (316.5)     (294.9)
 Restricted deposits                           13.9       (82.5)
 Investment in marketable software            (41.8)      (43.7)
 Capital additions of properties              (49.7)      (32.1)
 Capital additions of outsourcing assets      (70.4)      (73.4)
 Net proceeds from sale (purchases)
  of businesses and assets                    121.2        (1.9)
                                            -------     -------
Net cash used for investing activities        (25.8)     (231.7)
                                            -------     -------
Cash flows from financing activities
 Proceeds from exercise of stock options        1.3           -
 Payments of long-term debt                   (78.0)      (30.0)
 Financing fees                                (0.1)      (15.4)
                                            -------     -------
Net cash used for financing activities        (76.8)      (45.4)
                                            -------     -------
Effect of exchange rate changes on cash
 and cash equivalents                          (6.3)       24.9
                                            -------     -------
Increase (decrease) in cash and
 cash equivalents                              41.1       (70.4)
Cash and cash equivalents, beginning of
 period                                       647.6       544.0
                                            -------     -------
Cash and cash equivalents, end of period     $688.7      $473.6
                                            =======     =======